Exhibit 99

FOR RELEASE – July 30, 2024

Corning Reports Strong Second-Quarter 2024 Financial Results,

Exceeding April Guidance and Marking Return to

Year-over-Year Sales Growth

Outperformance was driven primarily by the

strong adoption of new optical connectivity products for generative AI

Management expects core sales to grow to ~$3.7 billion in the third quarter, with core EPS growing faster than sales and in the range of $0.50 to $0.54

Corning and Lumen Technologies reach an agreement to reserve 10% of Corning’s global fiber capacity for each of the next two years to interconnect

AI-enabled data centers

Results and outlook reinforce management’s confidence in its ‘Springboard’ plan to add more than $3 billion in annualized sales with strong incremental profit and cash flow in the next three years, as cyclical factors and secular trends converge

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced its second-quarter 2024 results and provided its outlook for third-quarter 2024.

Wendell P. Weeks, chairman and chief executive officer, said, “Our strong second-quarter results exceeded the guidance we provided in April and marked a return to year-over-year core sales and EPS growth. The outperformance was driven primarily by the strong adoption of our new optical connectivity products for generative AI, which drove record sales in the Enterprise portion of our Optical Communications business. The opportunity is only growing; in fact, in the third quarter, we reached an agreement with Lumen Technologies that uses our new gen-AI fiber and cable system to facilitate Lumen’s build of a new network to interconnect AI-enabled data centers.”

Weeks continued, “We’re off to a great start with our ‘Springboard’ plan. We’ve positioned the company to capture significant growth – with powerful incremental profit and cash flow – as cyclical factors and secular trends converge to drive demand for our capabilities. Because of our growing confidence in Springboard, we began buying back shares in the second quarter. We’re energized by the tremendous opportunity for value creation we’ve built for our shareholders.”

Second-Quarter 2024 Financial Highlights:

●	GAAP sales were $3.25 billion. Core sales were $3.60 billion.
●	GAAP EPS was $0.12, and core EPS was $0.47. The difference between GAAP and core EPS primarily reflected constant currency adjustments, translated earnings contract gains, and translation gains on Japanese-yen-denominated debt, as well as restructuring and non-cash asset write-off charges.
●	GAAP gross margin was 29.2%. Core gross margin improved sequentially and year over year by 110 and 170 basis points, respectively, to 37.9%.
●	GAAP operating cash flow was $521 million, and adjusted free cash flow was $353 million.

Third-Quarter 2024 Outlook:

●	For the third quarter, management expects core sales to grow to approximately $3.7 billion with core EPS in the range of $0.50 to $0.54. The sequential sales increase is driven primarily by the continued adoption of new optical connectivity products for generative AI in Optical Communications more than offsetting the expected slowdown in the North American Class 8 truck market.

Ed Schlesinger, executive vice president and chief financial officer, said, “Our second-quarter results reflect great progress against our ‘Springboard’ plan. Core gross margin and operating margin improved 110 basis points and 190 basis points, respectively, versus the prior quarter. We also grew adjusted free cash flow to $353 million. These results are a strong proof point of the incremental profit and cash flow we expect to deliver as we capture the more than $3 billion annualized sales growth opportunity we’ve outlined.”

Corning Reports Strong Second-Quarter 2024 Financial Results

Schlesinger continued, “For the third quarter, we expect core sales to grow to approximately $3.7 billion, with continued adoption of our new optical connectivity products for generative AI. We expect core EPS to grow much faster than sales and to be in the range of $0.50 to $0.54. We’re well on our way to delivering our ‘Springboard’ plan.”

Second-Quarter 2024 Results and Comparisons

(In millions, except per-share amounts)

Results (GAAP)
	Q2 2024	Q1 2024	Q2 2023	Q/Q	Y/Y
Net Sales	$3,251	$2,975	$3,243	9%	—
Net Income (1)	$104	$209	$281	(50%)	(63%)
Diluted EPS	$0.12	$0.24	$0.33	(50%)	(64%)

(1) Represents GAAP net income attributable to Corning Incorporated.

Core Results (Non-GAAP)
	Q2 2024	Q1 2024	Q2 2023	Q/Q	Y/Y
Core Sales (1)	$3,604	$3,258	$3,482	11%	4%
Core Net Income (1)	$407	$330	$388	23%	5%
Core EPS (1)	$0.47	$0.38	$0.45	24%	4%

(1) Core performance measures are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release as well as on the company’s website.

Second-Quarter 2024 Segment Results

(In millions)

The second-quarter results below are prepared on a basis consistent with Corning’s segment reporting as presented in the company’s consolidated financial statements.

Optical Communications
	Q2 2024	Q1 2024	Q2 2023	Q/Q	Y/Y
Net Sales	$1,113	$930	$1,066	20%	4%
Net Income	$143	$100	$140	43%	2%

In Optical Communications, second-quarter sales were $1.1 billion, up 20% sequentially marking a return to growth. Year over year, sales increased 4%, reflecting record sales in the Enterprise portion of the business, which was up 42%, driven by AI-related connectivity solutions. Second-quarter net income was $143 million, up 43% sequentially driven by strong incremental profit on the higher volume.

In the third quarter, Corning and Lumen Technologies reached an agreement that reserves 10% of Corning’s global fiber capacity for each of the next two years to facilitate Lumen’s build of a new network to interconnect AI-enabled data centers. This will be the first outside-plant deployment of Corning’s new generative-AI fiber and cable system, which enables Lumen to fit two to four times the amount of fiber into their existing conduit.

Display Technologies
	Q2 2024	Q1 2024	Q2 2023	Q/Q	Y/Y
Net Sales	$1,014	$872	$928	16%	9%
Net Income	$258	$201	$208	28%	24%

In Display Technologies, second-quarter sales were $1 billion, up 9% year over year.  Net income was $258 million, up 24% year over year, reflecting higher volume and price.

Corning Reports Strong Second-Quarter 2024 Financial Results

Specialty Materials
	Q2 2024	Q1 2024	Q2 2023	Q/Q	Y/Y
Net Sales	$501	$454	$423	10%	18%
Net Income	$63	$44	$33	43%	91%

In Specialty Materials, second-quarter sales were $501 million, up 18% year over year, driven by continued strong demand for premium glass for mobile devices and semiconductor-related products. Second-quarter net income was $63 million, up 91% year over year.

Environmental Technologies
	Q2 2024	Q1 2024	Q2 2023	Q/Q	Y/Y
Net Sales	$431	$455	$457	(5%)	(6%)
Net Income	$97	$105	$107	(8%)	(9%)

In Environmental Technologies, second-quarter sales were $431 million, down 6% year over year, reflecting the impact of the Class 8 truck downcycle in North America, as anticipated. Net income was $97 million, down 9% year over year, on the decreased volume.

Life Sciences
	Q2 2024	Q1 2024	Q2 2023	Q/Q	Y/Y
Net Sales	$249	$236	$231	6%	8%
Net Income	$17	$13	$11	31%	55%

In Life Sciences, second-quarter sales were $249 million, up 8% year over year. Net income was $17 million, up 55% year over year.

Hemlock and Emerging Growth Businesses
	Q2 2024	Q1 2024	Q2 2023	Q/Q	Y/Y
Net Sales	$296	$311	$377	(5%)	(21%)
Net (Loss) Income	($23)	($10)	$26	(130%)	*

* Not meaningful

In Hemlock and Emerging Growth Businesses, second-quarter sales were $296 million, down 21% year over year, primarily reflecting lower pricing for solar-grade polysilicon.

Upcoming Investor Events

In the third quarter, Corning will attend the J.P. Morgan Hardware & Semis Management Access Forum on Aug. 14 and Citi’s 2024 Global TMT Conference on Sept. 5. Corning will host an investor visit to company facilities in September. Additionally, Corning will be scheduling management visits to investor offices in select cities. Visit the company’s Investor Relations website for up-to-date conference information.

Second-Quarter Conference Call Information

The company will host its second-quarter conference call on Tuesday, July 30, at 8:30 a.m. EDT. To participate, individuals may preregister here prior to the start of the call. Once the required fields are completed, click “Register.” A telephone number and PIN will be auto generated and will pop up on screen. Participants will have the choice to “Dial In” or have the system “Call Me.” A confirmation email will also be sent with specific dial-in information. To listen to a live audio webcast of the call, go to the company’s Investor Relations events page and follow the instructions.

Corning Reports Strong Second-Quarter 2024 Financial Results

Presentation of Information in this News Release

This news release includes non-GAAP financial measures. Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP financial measures exclude the impact of items that are driven by general economic conditions and events that do not reflect the underlying fundamentals and trends in the company’s operations. The company believes presenting non-GAAP financial measures assists in analyzing financial performance without the impact of items that may obscure trends in the company’s underlying performance. Definitions of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found on the company’s website by going to the Investor Relations page and clicking “Quarterly Results” under the “Financials and Filings” tab. These reconciliations also accompany this news release.

With respect to the outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because management does not forecast the movement of foreign currencies against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of management’s control. As a result, management is unable to provide outlook information on a GAAP basis.

Caution Concerning Forward-Looking Statements

The statements contained in this release and related comments by management that are not historical facts or information and contain words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “seek,” “see,” “would,” “target,” “estimate,” “forecast” or similar expressions are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. Such statements relate to future events that by their nature address matters that are, to different degrees, uncertain. These forward-looking statements relate to, among other things, the company’s future operating performance, the company’s share of new and existing markets, the company’s revenue and earnings growth rates, the company’s ability to innovate and commercialize new products, the company’s expected capital expenditure and the company’s implementation of cost-reduction initiatives and measures to improve pricing, including the optimization of the company’s manufacturing capacity.

Although the company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, current estimates and forecasts, general economic conditions, its knowledge of its business and key performance indicators that impact the company, there can be no assurance that these forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change except as required by applicable securities laws.

Corning Reports Strong Second-Quarter 2024 Financial Results

Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to: global economic trends, competition and geopolitical risks, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries, and related impacts on our businesses’ global supply chains and strategies; changes in macroeconomic and market conditions and market volatility, including developments and volatility arising from health crisis events, inflation, interest rates, the value of securities and other financial assets, precious metals, oil, natural gas, raw materials and other commodity prices and exchange rates (particularly between the U.S. dollar and the Japanese yen, New Taiwan dollar, euro, Chinese yuan and South Korean won), the availability of government incentives, decreases or sudden increases of consumer demand, and the impact of such changes and volatility on our financial position and businesses; the duration and severity of health crisis events, such as an epidemic or pandemic, and its impact across our businesses on demand, personnel, operations, our global supply chains and stock price; possible disruption in commercial activities or our supply chain due to terrorist activity, cyber-attack, armed conflict, political or financial instability, natural disasters, international trade disputes or major health concerns; loss of intellectual property due to theft, cyber-attack, or disruption to our information technology infrastructure; ability to enforce patents and protect intellectual property and trade secrets; disruption to Corning’s, our suppliers’ and manufacturers’ supply chain, equipment, facilities, IT systems or operations; product demand and industry capacity; competitive products and pricing; availability and costs of critical components, materials, equipment, natural resources and utilities; new product development and commercialization; order activity and demand from major customers; the amount and timing of our cash flows and earnings and other conditions, which may affect our ability to pay our quarterly dividend at the planned level or to repurchase shares at planned levels; the amount and timing of any future dividends; the effects of acquisitions, dispositions and other similar transactions; the effect of regulatory and legal developments; ability to pace capital spending to anticipated levels of customer demand; our ability to increase margins through implementation of operational changes, pricing actions and cost reduction measures; rate of technology change; adverse litigation; product and component performance issues; retention of key personnel; customer ability to maintain profitable operations and obtain financing to fund ongoing operations and manufacturing expansions and pay receivables when due; loss of significant customers; changes in tax laws, regulations and international tax standards; the impacts of audits by taxing authorities; the potential impact of legislation, government regulations, and other government action and investigations; and other risks detailed in Corning’s SEC filings.

For a complete listing of risks and other factors, please reference the risk factors and forward-looking statements described in our annual reports on Form 10-K and quarterly reports on Form 10-Q.

Web Disclosure

In accordance with guidance provided by the SEC regarding the use of company websites and social media channels to disclose material information, Corning Incorporated (“Corning”) wishes to notify investors, media, and other interested parties that it uses its website (https://www.corning.com/worldwide/en/about-us/news-events.html) to publish important information about the company, including information that may be deemed material to investors, or supplemental to information contained in this or other press releases. The list of websites and social media channels that the company uses may be updated on Corning’s media and website from time to time. Corning encourages investors, media, and other interested parties to review the information Corning may publish through its website and social media channels as described above, in addition to the company’s SEC filings, press releases, conference calls, and webcasts.

About Corning Incorporated

Corning (www.corning.com) is one of the world’s leading innovators in materials science, with a 170-year track record of life-changing inventions. Corning applies its unparalleled expertise in glass science, ceramic science, and optical physics along with its deep manufacturing and engineering capabilities to develop category-defining products that transform industries and enhance people’s lives. Corning succeeds through sustained investment in RD&E, a unique combination of material and process innovation, and deep, trust-based relationships with customers who are global leaders in their industries. Corning’s capabilities are versatile and synergistic, which allows the company to evolve to meet changing market needs, while also helping its customers capture new opportunities in dynamic industries. Today, Corning’s markets include optical communications, mobile consumer electronics, display, automotive, solar, semiconductors, and life sciences.

Media Relations Contact:

Michael A. West Jr.

(607) 684-1167

westm4@corning.com

Investor Relations Contact:
Ann H.S. Nicholson
(607) 974-6716
nicholsoas@corning.com

Consolidated Statements of Income	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Net sales	$3,251	$3,243	$6,226	$6,421
Cost of sales	2,302	2,230	4,284	4,405

Gross margin	949	1,013	1,942	2,016

Operating expenses:
Selling, general and administrative expenses	471	440	922	861
Research, development and engineering expenses	262	263	520	517
Amortization of purchased intangibles	30	31	60	62

Operating income	186	279	440	576

Interest income	10	8	22	15
Interest expense	(84)	(81)	(167)	(157)
Translated earnings contract gain, net	27	116	66	108
Other income, net	33	87	107	95

Income before income taxes	172	409	468	637
Provision for income taxes	(50)	(106)	(121)	(143)

Net income	122	303	347	494

Net income attributable to non-controlling interest	(18)	(22)	(34)	(37)

Net income attributable to Corning Incorporated	$104	$281	$313	$457

Earnings per common share available to common shareholders:
Basic	$0.12	$0.33	$0.37	$0.54
Diluted	$0.12	$0.33	$0.36	$0.53

Consolidated Balance Sheets	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions, except share and per share amounts)

	June 30,	December 31,
	2024	2023
Assets

Current assets:
Cash and cash equivalents	$1,419	$1,779
Trade accounts receivable, net of doubtful accounts	1,721	1,572
Inventories	2,682	2,666
Other current assets	1,299	1,195
Total current assets	7,121	7,212

Property, plant and equipment, net of accumulated depreciation	13,742	14,630
Goodwill	2,365	2,380
Other intangible assets, net	836	905
Deferred income taxes	1,134	1,153
Other assets	1,981	2,220

Total Assets	$27,179	$28,500

Liabilities and Equity

Current liabilities:
Current portion of long-term debt and short-term borrowings	$376	$320
Accounts payable	1,466	1,466
Other accrued liabilities	2,684	2,533
Total current liabilities	4,526	4,319

Long-term debt	6,908	7,206
Postretirement benefits other than pensions	360	398
Other liabilities	4,458	4,709
Total liabilities	16,252	16,632

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized 3.8 billion; Shares issued: 1.8 billion and 1.8 billion	919	916
Additional paid-in capital – common stock	17,081	16,929
Retained earnings	15,976	16,391
Treasury stock, at cost; Shares held: 985 million and 980 million	(20,799)	(20,637)
Accumulated other comprehensive loss	(2,592)	(2,048)
Total Corning Incorporated shareholders’ equity	10,585	11,551
Non-controlling interest	342	317
Total equity	10,927	11,868

Total Liabilities and Equity	$27,179	$28,500

Consolidated Statements of Cash Flows	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Cash Flows from Operating Activities:
Net income	$122	$303	$347	$494
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	307	312	614	622
Amortization of purchased intangibles	30	31	60	62
Loss on disposal of assets, net	126	43	126	23
Share-based compensation expense	66	59	126	111
Translation gain on Japanese yen-denominated debt	(54)	(109)	(135)	(127)
Deferred tax (benefit) provision	(9)	28	1	(10)
Translated earnings contract gain, net	(27)	(116)	(66)	(108)
Tax deposit refund		99		99
Changes in assets and liabilities:
Trade accounts receivable	(123)	(36)	(284)	(64)
Inventories	(3)	41	(89)	58
Other current assets	(18)	13	(16)	(49)
Accounts payable and other current liabilities	62	(32)	(52)	(416)
Customer deposits and government incentives	7	27	(18)	(6)
Deferred income	(36)	(18)	(70)	(24)
Other, net	71	(26)	73	(95)
Net cash provided by operating activities	521	619	617	570

Cash Flows from Investing Activities:
Capital expenditures	(242)	(388)	(494)	(770)
Proceeds from sale of equipment to related party				67
Realized gains on translated earnings contracts and other	74	96	168	177
Other, net	14	5	(12)	11
Net cash used in investing activities	(154)	(287)	(338)	(515)

Cash Flows from Financing Activities:
Repayments of debt	(5)	(4)	(42)	(73)
Proceeds from issuance of debt		6		20
Proceeds from issuance of euro bonds		918		918
Proceeds from other financing arrangements				54
Proceeds from cross currency swap	68		68
Payment for redemption of preferred stock		(507)		(507)
Payments of employee withholding tax on stock awards	(24)	(83)	(58)	(99)
Proceeds from exercise of stock options	21	19	34	35
Purchases of common stock for treasury	(105)		(105)
Dividends paid	(252)	(256)	(495)	(495)
Other, net	(7)	(9)	(14)	(17)
Net cash used in financing activities	(304)	84	(612)	(164)
Effect of exchange rates on cash	(9)	(24)	(27)	(24)
Net increase (decrease) in cash and cash equivalents	54	392	(360)	(133)
Cash and cash equivalents at beginning of period	1,365	1,146	1,779	1,671
Cash and cash equivalents at end of period	$1,419	$1,538	$1,419	$1,538

Corning Incorporated and Subsidiary Companies

GAAP Earnings per Common Share

(Unaudited; in millions, except per share amounts)

The following table sets forth the computation of basic and diluted earnings per common share:

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income attributable to Corning Incorporated	$104	$281	$313	$457

Weighted-average common shares outstanding - basic	853	848	853	846
Effect of dilutive securities:
Stock options and other awards	11	11	12	13
Weighted-average common shares outstanding - diluted	864	859	865	859
Basic earnings per common share	$0.12	$0.33	$0.37	$0.54
Diluted earnings per common share	$0.12	$0.33	$0.36	$0.53

Core Earnings per Share

(Unaudited; in millions, except per share amounts)

The following table sets forth the computation of core earnings per share:

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Core net income	$407	$388	$737	$738

Weighted-average common shares outstanding - basic	853	848	853	846
Effect of dilutive securities:
Stock options and other awards	11	11	12	13
Weighted-average common shares outstanding - diluted	864	859	865	859
Core earnings per share	$0.47	$0.45	$0.85	$0.86

CORE PERFORMANCE MEASURES

In managing the Company and assessing our financial performance, we adjust certain measures included in our consolidated financial statements to exclude specific items to arrive at our core performance measures. These items include the impact of translating the Japanese yen-denominated debt, the impact of the translated earnings contracts, acquisition-related costs, certain discrete tax items and other tax-related adjustments, restructuring, impairment and other charges and credits, certain litigation, regulatory and other legal matters, pension mark-to-market adjustments and other items which do not reflect the ongoing operating results of the Company.

In addition, because a significant portion of our revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. Therefore, management utilizes constant-currency reporting for the Display Technologies, Specialty Materials, Environmental Technologies and Life Sciences segments to exclude the impact from the Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar and euro, as applicable to the segment. In addition, effective January 1, 2024, the Company began utilizing constant-currency reporting for the Optical Communications segment to exclude the impact from the Mexican peso on segment results. Prior periods were not recast as the impact was not material. The most significant constant-currency adjustment relates to the Japanese yen exposure within the Display Technologies segment.

The constant-currency rates established for our core performance measures are internally derived long-term management estimates, which are closely aligned with our hedging instrument rates. These hedging instruments may include, but are not limited to, foreign exchange forward or option contracts and foreign-denominated debt. For details of the rates used, please see the footnotes to the “Reconciliation of Non-GAAP Measures” section. We believe that the use of constant-currency reporting allows management to understand our results without the volatility of currency fluctuations, analyze underlying trends in the businesses and establish operational goals and forecasts.

Core performance measures are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We provide investors with these non-GAAP measures to evaluate our results as we believe they are indicative of our core operating performance and provide greater transparency to how management evaluates our results and trends and makes financial and operational decisions. These measures are not, and should not be viewed as a substitute for, GAAP reporting measures. With respect to the outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because management does not forecast the movement of foreign currencies against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of management’s control. As a result, management is unable to provide outlook information on a GAAP basis.

For a reconciliation of non-GAAP performance measures to their most directly comparable GAAP financial measure, please see “Reconciliation of Non-GAAP Measures.”

Reconciliation of Non-GAAP Measures	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions, except per share amounts)

	Three months ended June 30, 2024
			Net income
			attributable
	Net	Income before	to Corning	Effective tax	Per
	sales	income taxes	Incorporated	rate (a)(b)	share
As reported – GAAP	$3,251	$172	$104	29.1%	$0.12
Constant-currency adjustment (1)	353	267	193		0.22
Translation gain on Japanese yen-denominated debt, net (2)		(54)	(41)		(0.05)
Translated earnings contract gain (3)		(27)	(21)		(0.02)
Acquisition-related costs (4)		32	22		0.03
Discrete tax items and other tax-related adjustments (5)			4		0.00
Restructuring, impairment and other charges and credits (6)		138	130		0.15
Pension mark-to-market adjustment (7)		3	3		0.00
Loss on investments (8)		7	6		0.01
Loss on sale of assets (9)		10	7		0.01
Core performance measures	$3,604	$548	$407	22.0%	$0.47

(a)	Based upon statutory tax rates in the specific jurisdiction for each event.
(b)	The calculation of the effective tax rate (“ETR”) for GAAP and Core excludes net income attributable to non-controlling interest (“NCI”) of approximately $18 million and $21 million, respectively.

	Three months ended June 30, 2023
			Net income
			attributable
	Net	Income before	to Corning	Effective tax	Per
	sales	income taxes	Incorporated	rate (a)(b)	share
As reported - GAAP	$3,243	$409	$281	25.9%	$0.33
Constant-currency adjustment (1)	239	174	125		0.15
Translation gain on Japanese yen-denominated debt, net (2)		(109)	(88)		(0.10)
Translated earnings contract gain (3)		(116)	(93)		(0.11)
Acquisition-related costs (4)		32	25		0.03
Discrete tax items and other tax-related adjustments (5)			31		0.04
Restructuring, impairment and other charges and credits (6)		137	109		0.13
Pension mark-to-market adjustment (7)		(21)	(17)		(0.02)
Loss on investments (8)		5	5		0.01
Litigation, regulatory and other legal matters (10)		12	10		0.01
Core performance measures	$3,482	$523	$388	21.5%	$0.45

(a)	Based upon statutory tax rates in the specific jurisdiction for each event.
(b)	The calculation of the ETR for GAAP and Core excludes net income attributable to NCI of approximately $22 million and $23 million, respectively.

See “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

Reconciliation of Non-GAAP Measures	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions, except per share amounts)

	Six months ended June 30, 2024
			Net income
			attributable
	Net	Income before	to Corning	Effective tax	Per
	sales	income taxes	Incorporated	rate (a)(b)	share
As reported – GAAP	$6,226	$468	$313	25.9%	$0.36
Constant-currency adjustment (1)	636	493	365		0.42
Translation gain on Japanese yen-denominated debt, net (2)		(135)	(103)		(0.12)
Translated earnings contract gain (3)		(66)	(51)		(0.06)
Acquisition-related costs (4)		64	46		0.05
Discrete tax items and other tax-related adjustments (5)			19		0.02
Restructuring, impairment and other charges and credits (6)		129	123		0.14
Pension mark-to-market adjustment (7)		14	11		0.01
Loss on investments (8)		12	11		0.01
Loss on sale of assets (9)		10	7		0.01
Litigation, regulatory and other legal matters (10)		(5)	(4)		(0.00)
Core performance measures	$6,862	$984	$737	21.2%	$0.85

(a)	Based upon statutory tax rates in the specific jurisdiction for each event.
(b)	The calculation of the effective tax rate (“ETR”) for GAAP and Core excludes net income attributable to non-controlling interest (“NCI”) of approximately $34 million and $38 million, respectively.

	Six months ended June 30, 2023
			Net income
			attributable
	Net	Income before	to Corning	Effective tax	Per
	sales	income taxes	Incorporated	rate (a)(b)	share
As reported - GAAP	$6,421	$637	$457	22.4%	$0.53
Constant-currency adjustment (1)	428	323	239		0.28
Translation gain on Japanese yen-denominated debt, net (2)		(127)	(102)		(0.12)
Translated earnings contract gain (3)		(108)	(87)		(0.10)
Acquisition-related costs (4)		66	45		0.05
Discrete tax items and other tax-related adjustments (5)			29		0.03
Restructuring, impairment and other charges and credits (6)		203	162		0.19
Pension mark-to-market adjustment (7)		(11)	(9)		(0.01)
Loss on investments (8)		9	9		0.01
Gain on sale of assets (9)		(20)	(15)		(0.02)
Litigation, regulatory and other legal matters (10)		12	10		0.01
Core performance measures	$6,849	$984	$738	20.5%	$0.86

(a)	Based upon statutory tax rates in the specific jurisdiction for each event.
(b)	The calculation of the ETR for GAAP and Core excludes net income attributable to NCI of approximately $37 million and $44 million, respectively.

See “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

Reconciliation of Non-GAAP Measures	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions)

	Three months ended June 30, 2024
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	income	%
As reported - GAAP	$949	29.2%	$471	$262	$186	5.7%
Constant-currency adjustment (1)	266		3	1	262
Acquisition-related costs (4)				(1)	31
Restructuring, impairment and other charges and credits (6)	141		6		135
Pension mark-to-market adjustment (7)			(3)		3
Loss on sale of assets (9)	10				10
Core performance measures	$1,366	37.9%	$477	$262	$627	17.4%

	Three months ended June 30, 2023
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	income	%
As reported - GAAP	$1,013	31.2%	$440	$263	$279	8.6%
Constant-currency adjustment (1)	176		3		173
Acquisition-related costs (4)			1		30
Restructuring, impairment and other charges and credits (6)	79		(17)	(12)	108
Pension mark-to-market adjustment (7)			(6)	(1)	7
Litigation, regulatory and other legal matters (10)	(6)		(18)		12
Core performance measures	$1,262	36.2%	$403	$250	$609	17.5%

See “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

Reconciliation of Non-GAAP Measures	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions)

	Six months ended June 30, 2024
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	income	%
As reported - GAAP	$1,942	31.2%	$922	$520	$440	7.1%
Constant-currency adjustment (1)	493		7	1	485
Acquisition-related costs (4)				(1)	61
Restructuring, impairment and other charges and credits (6)	121		(5)		126
Pension mark-to-market adjustment (7)			(11)	(3)	14
Loss on sale of assets (9)	10				10
Litigation, regulatory and other legal matters (10)			5		(5)
Core performance measures	$2,566	37.4%	$918	$517	$1,131	16.5%

	Six months ended June 30, 2023
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	income	%
As reported - GAAP	$2,016	31.4%	$861	$517	$576	9.0%
Constant-currency adjustment (1)	325		5		320
Acquisition-related costs (4)			2		60
Restructuring, impairment and other charges and credits (6)	133		(22)	(12)	167
Pension mark-to-market adjustment (7)			(14)	(3)	17
Gain on sale of assets (9)	(20)				(20)
Litigation, regulatory and other legal matters (10)	(6)		(18)		12
Core performance measures	$2,448	35.7%	$814	$502	$1,132	16.5%

See “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

Reconciliation of Non-GAAP Measures	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Cash flows from operating activities	$521	$619	$617	$570
Realized gains on translated earnings contracts and other	74	96	168	177
Translation losses on cash balances		(17)		(50)
Adjusted cash flows from operating activities	$595	$698	$785	$697
Less: Capital expenditures	$242	$388	$494	$770
Adjusted free cash flow	$353	$310	$291	$(73)

Items Adjusted from GAAP Measures

Items adjusted from GAAP measures to arrive at core performance measures are as follows:

(1)

Constant-currency adjustment: As a significant portion of revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. The Company utilizes constant-currency reporting for Display Technologies, Specialty Materials, Environmental Technologies and Life Sciences segments for the Japanese yen, Korean won, Chinese yuan, New Taiwan dollar and euro, as applicable to the segment. In addition, effective January 1, 2024, the Company began utilizing constant-currency reporting for the Optical Communications segment to exclude the impact from the Mexican peso on segment results. Prior periods were not recast as the impact was not material.

The constant-currency rates established for our core performance measures are internally derived long-term management estimates, which are closely aligned with our hedging instrument rates. These hedging instruments may include, but are not limited to, foreign exchange forward or option contracts and foreign-denominated debt. For the six months ended June 30, 2024, the adjustment primarily relates to our Japanese yen exposure due to the difference in the average spot rate compared to our core rate.

We believe that the use of constant-currency reporting allows management to understand our results without the volatility of currency fluctuation, analyze underlying trends in the businesses and establish operational goals and forecasts.

Constant-currency rates used are as follows and are applied to all periods presented and to all foreign exchange exposures during the period, even though we may be less than 100% hedged:

	Currency	Japanese yen	Korean won	Chinese yuan	New Taiwan dollar	Euro	Mexican peso
	Rate	¥107	₩1,175	¥6.7	NT$31	€.81	MX$20

(2)	Translation of Japanese yen-denominated debt, net: Amount reflects the gain or loss on the translation of our yen-denominated debt to U.S. dollars, net of a $7 million loss for the three and six months ended June 30, 2024, related to the change in the fair value of our cross currency swap contracts.
(3)	Translated earnings contract: Amount reflects the impact of the realized and unrealized gains and losses from the Japanese yen, South Korean won, Chinese yuan, euro and New Taiwan dollar-denominated foreign currency hedges related to translated earnings, as well as the unrealized gains and losses of our British pound and Mexican peso-denominated foreign currency hedges related to translated earnings.
(4)	Acquisition-related costs: Amount reflects intangible amortization, inventory valuation adjustments and external acquisition-related deal costs, as well as other transaction related costs.
(5)	Discrete tax items and other tax-related adjustments: Amount reflects certain discrete period tax items such as changes in tax law, the impact of tax audits, changes in tax reserves and changes in deferred tax asset valuation allowances, as well as other tax-related adjustments.
(6)	Restructuring, impairment and other charges and credits: Amount reflects certain restructuring, impairment losses and other charges and credits, as well as other expenses, including severance, accelerated depreciation, asset write-offs and facility repairs resulting from power outages, which are not related to ongoing operations.
(7)	Pension mark-to-market adjustment: Amount primarily reflects defined benefit pension mark-to-market gains and losses, which arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates.
(8)	Loss on investments: Amount reflects the loss recognized on investments due to mark-to-market adjustments for the change in fair value or the disposition of an investment.
(9)	Loss (gain) on sale of assets: Amount represents the loss or gain recognized for the sale of assets.
(10)	Litigation, regulatory and other legal matters: Amount reflects developments in commercial litigation, intellectual property disputes, adjustments to our estimated liability for environmental-related items and other legal matters.